Exhibit 5.1

September 25, 2006

DiamondRock Hospitality Company

6903 Rockledge Drive, Suite 800
Bethesda, Maryland  20817

Re:  Legality of Securities to be Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished in our capacity as counsel to DiamondRock Hospitality Company, a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (File No. 333-135386) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on June 28, 2006 (the “Registration Statement”).  Pursuant to the Registration Statement, the Company proposes to issue and sell 6,612,500 shares (the “Shares”) of its common stock, par value $0.01 per share, in accordance with the terms set forth in the prospectus supplement dated September 21, 2006 (the “Prospectus Supplement”) to the prospectus filed as part of the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Maryland General Corporation Law (which includes applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ GOODWIN PROCTER LLP

Goodwin Procter LLP